Filed Pursuant to Rule 433
Registration File No. 333-240108
October 26, 2021

KINDER MORGAN, INC.
Pricing Term Sheet

$500,000,000 1.750% Senior Notes due 2026

$300,000,000 3.600% Senior Notes due 2051

Issuer:	Kinder Morgan, Inc.
Ratings: (Moody’s / S&P / Fitch)*:	Baa2 / BBB / BBB
Ratings Outlooks: (Moody’s / S&P / Fitch)*:	Stable / Stable / Stable
Security Type:	Senior Notes
Pricing Date:	October 26, 2021
Settlement Date (T+10):	November 9, 2021
	1.750% Senior Notes due 2026	3.600% Senior Notes due 2051
Interest Payment Dates:	May 15 and November 15, commencing May 15, 2022	February 15 and August 15, commencing February 15, 2022
Record Dates:	May 1 and November 1	February 1 and August 1
Maturity Date:	November 15, 2026	February 15, 2051
Principal Amount:	$500,000,000	$300,000,000 (reopening of 3.600% Senior Notes due 2051, resulting in new aggregate principal amount of $1,050,000,000)
Benchmark Treasury:	0.875% due September 30, 2026	2.375% due May 15, 2051
Benchmark Treasury Price / Yield:	98-16+ / 1.186%	107-04+ / 2.052%
Spread to Benchmark Treasury:	+60 bps	+150 bps
Yield to Maturity:	1.786%	3.552%
Interest Rate:	1.750%	3.600%
Price to the Public:	99.828% of the aggregate principal amount	100.857% of the aggregate principal amount, plus accrued interest from, and including, August 15, 2021 to, but excluding November 9, 2021, in the amount of $2,520,000
Optional Redemption:

At any time prior to October 15, 2026 (the date that is one month prior to the maturity date of the 2026 notes, the “2026 Notes Early Call Date”), we may redeem all or a part of the 2026 notes at a price equal to (a) the greater of: (1) 100% of the principal amount of the 2026 notes to be redeemed; or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2026 notes being redeemed that would be due if such 2026 notes matured on the 2026 Notes Early Call Date but for the redemption (exclusive of any portion of the payments of interest accrued to the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at T + 10 basis points, plus (b) accrued and unpaid interest thereon to, but not including, the redemption date. At any time on or after the 2026 Notes Early Call Date, we may redeem some or all of the 2026 notes at a price equal to 100% of the principal amount of the 2026 notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

At any time prior to August 15, 2050 (the date that is six months prior to the maturity date of the 2051 notes, the “2051 Notes Early Call Date”), we may redeem all or a part of the 2051 notes at a price equal to (a) the greater of: (1) 100% of the principal amount of the 2051 notes to be redeemed; or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2051 notes being redeemed that would be due if such 2051 notes matured on the 2051 Notes Early Call Date but for the redemption (exclusive of any portion of the payments of interest accrued to the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at T + 25 basis points, plus (b) accrued and unpaid interest thereon to, but not including, the redemption date. At any time on or after the 2051 Notes Early Call Date, we may redeem some or all of the 2051 notes at a price equal to 100% of the principal amount of the 2051 notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date.
CUSIP / ISIN:	49456B AU5 / US49456BAU52	49456B AT8 / US49456BAT89
Joint Book-Running Managers:

Credit Suisse Securities (USA) LLC

Mizuho Securities USA LLC

PNC Capital Markets LLC

Wells Fargo Securities, LLC

BMO Capital Markets Corp.

BofA Securities, Inc.

Credit Agricole Securities (USA) Inc.

ING Financial Markets LLC

MUFG Securities Americas Inc.

Scotia Capital (USA) Inc.

* Note: The ratings of a security are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Legend

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by contacting Credit Suisse Securities (USA) LLC toll-free at (800) 221-1037, Mizuho Securities USA LLC toll-free at 1-866-271-7403, PNC Capital Markets LLC toll-free at 1-855-881-0697, or Wells Fargo Securities, LLC at 1-800-645-3751.